Exhibit 99

For immediate release: October 15, 2004

Contact:

Susan Bro
(212) 733-5554

Andy McCormick
(212) 733-5469

PFIZER PROVIDES INFORMATION TO HEALTHCARE PROFESSIONALS
ABOUT ITS COX-2 MEDICINE BEXTRA® (VALDECOXIB)

NEW YORK, October 15 - In view of the increased focus on alternative treatment options for people with arthritis, Pfizer is providing information to healthcare professionals about its COX-2 product Bextra® (valdecoxib).

"Bextra is an important treatment option for patients faced with debilitating and chronic pain associated with osteoarthritis and rheumatoid arthritis,"said Joseph Feczko, MD, Pfizer's president of worldwide development. 'At the same time, as is true with any medicine, all benefits and risks need to be considered by physicians when treating their patients. This communication is intended to reinforce our commitment to share information with physicians about our product."

Since 2002, the Bextra product label has included information regarding the risk of a very rare but serious skin reaction. The risk of this skin reaction exists with many other medications. Based on additional spontaneous event reporting data, this risk exists with Bextra primarily within the first two weeks of therapy and, while very rare, at a reported rate greater than other COX-2 products, such as Celebrex. Pfizer is working with regulatory authorities around the world to update the Bextra product label.

In the letter to healthcare professionals, Pfizer also reviewed information about the cardiovascular profile of Bextra. The information is based on analyses of a comprehensive clinical trial database of nearly 8,000 patients treated with Bextra for durations ranging from six to 52 weeks. Available clinical information for Bextra suggests there is no increased risk of cardiovascular thromboembolic events in people treated for osteoarthritis (OA) and rheumatoid arthritis (RA).

In addition, Bextra has been studied in several surgical settings. In studies in general surgery, Bextra in combination with the investigational drug parecoxib (an IV formulation) showed no increased risk of cardiovascular thromboembolic events. However, in two trials in a high-risk surgery known as coronary artery bypass graft (CABG), an increase in cardiovascular events was observed in patients receiving Bextra alone or in combination with parecoxib. The first study was published last year(1) and the second study was just recently completed. Pfizer emphasized that Bextra is not approved for use in any surgical setting in the United States.

Pfizer will be conducting further studies to confirm the long-term cardiovascular safety profile of Bextra in patients who require chronic treatment for arthritis with a COX-2-specific inhibitor.

Bextra is indicated for the relief of signs and symptoms of osteoarthritis and adult rheumatoid arthritis and for the treatment of primary dysmenorrhea. Bextra was approved and introduced in the U.S. market in 2001.

(1) Ott E, Nussmeier N, Duke P, et al. Efficacy and safety of the cyclooxygenase 2 inhibitors parecoxib and valdecoxib in patients undergoing coronary artery bypass surgery. J Thorac Cardiovasc Surg. 2003 Jun;125(6):1481-92